Rule 10f-3 Transactions by Nuveen


Issuance/Trade Date  11/14/2012
Security Desctiption   Minnesota ST-Ref-A
Total Amount Purchased   2,000,000
Percent of Offering  0.334%
Purchase Price  $100.968
First Available Public Price at Close  $100.968
Puchasing Fund  Minnesota Municipal Income Portfolio Inc. (MXA)
Underwriter from whom Purchased   Barclays Capital Inc.
Participating Underwriters   Barclays, BofA Merrill Lynch,
Citigroup, U.S. Bancorp, Jefferies, RBC Capital Markets,
Ramirez & Co., Inc., Wells Fargo Securities